UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------


                                     FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                               Commission File Number: 001-13609

                               SAGA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                           11190 Sunrise Valley Drive
                             Reston, Virginia 20191
                                 (703) 860-5050
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
            (Title of each class of securities covered by this form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:




Rule 12g-4(a) (1) (i)     [x]                 Rule 12h-3(b) (1) (i)      [x]
Rule 12g-4(a) (1) (ii)    [_]                 Rule 12h-3(b) (1) (ii)     [_]
Rule 12g-4(a) (2) (i)     [_]                 Rule 12h-3(b) (2) (i)      [_]
Rule 12g-4(a) (2) (ii)    [_]                 Rule 12h-3(b) (2) (ii)     [_]



Approximate  number of holders of record as of the certification or notice date:
One.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Saga Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                            SAGA SYSTEMS, INC.


Date: February 1, 2001                      By: /s/ Daniel F. Gillis
                                              ------------------------
                                              Name: Daniel F. Gillis
                                              Title: President and Chief
                                                     Executive Officer



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